CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Global Medium-Term Notes, Series A	$0.00(1)	$0.00

(1)	This amendment is being filed solely to assign a new CUSIP and ISIN to the Notes described herein. No additional securities are being registered. A filing fee of $9,329.63 has previously been paid in connection with the registration of the Notes under the original CUSIP and ISIN numbers of 06742K212 and US06742K2125, respectively.

Amendment No. 1 to the Pricing Supplement dated May 13, 2014

(to the Synthetic Convertible Product Supplement dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

This Amendment No. 1 is being filed solely to assign a new CUSIP and ISIN to the Notes. The pricing supplement, dated May 13, 2014, was originally filed in connection with the registration of the Notes described herein and assigned a CUSIP/ISIN of 06742K212/US06742K212 to the Notes. Such CUSIP and ISIN numbers shall be disregarded and replaced by the CUSIP and ISIN numbers noted below.

$72,435,000 Synthetic Convertible Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc. Due May 20, 2021 Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying prospectus supplement or product supplement, as the context requires.

Issuer:	Barclays Bank PLC

Reference Asset:	The common stock of Freeport-McMoRan Copper & Gold Inc. (the “Reference Asset”) (Bloomberg ticker symbol “FCX UN <Equity>”). The issuer of the Reference Asset is not involved in this offering and has no obligation with respect to the Notes.

Inception Date:	May 13, 2014

Issue Date:	May 20, 2014

Maturity Date:	May 20, 2021 (subject to postponement as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments”).

Valuation Date:

•       With respect to the stated Maturity Date, May 13, 2021 (the “Final Valuation Date”)

•       In the case of a redemption at the option of the Issuer, the date that is two Business Days after the date on which the notice of redemption is given by the Issuer to the trustee; and

•       In the case of a repurchase at the option of a Noteholder, the date that is three Business Days (equal to the Determination Period, as noted below) before the Repurchase Date;

in each case subject to postponement if such day is not a Scheduled Trading Day or if a Market Disruption Event occurs on such day, as described below under “Selected Purchase Considerations—Market Disruption Events and Adjustments”.

Determination Period:

Three Business Days.

Accordingly, the Valuation Date in the case of a repurchase at the option of a Noteholder will be three Business Days prior to the Repurchase Date, as described above under “Valuation Date”.

Interest Rate:	Not applicable. Notwithstanding anything to the contrary in the accompanying product supplement, the Notes will not bear interest during their term.

Payment at Maturity:	At maturity, Barclays Bank PLC will pay to you (subject to our credit risk), per $1,000 note, an amount equal to the greater of: (1) $1,000; and (2) the Alternative Redemption Amount.

Alternative Redemption Amount:

The Alternative Redemption Amount per $1,000 note will equal $1,000 multiplied by a ratio determined by dividing the Settlement Value on the applicable Valuation Date by the Threshold Value, calculated as follows:

$1,000 × [Settlement Value / Threshold Value]

Settlement Value:	On any Valuation Date, the Adjusted Volume-Weighted Average Price on such Valuation Date multiplied by the Multiplier then in effect.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$72,435,000	$72,435,000	$0.00	$72,435,000

(1)	Our estimated value of the Notes on the Inception Date, based on our internal pricing models, is $991.60 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Terms of the Notes, Continued

Initial Value:	$35.38142, which is the average execution price per share of the Reference Asset that an affiliate of Barclays Bank PLC has paid to hedge Barclays Bank PLC’s obligations under the notes on the Inception Date.

Threshold Value:	41.3962614, which is 117.00% the Initial Value.

Volume-Weighted Average Price:	With respect to a Scheduled Trading Day, the volume-weighted average price (“VWAP”) of the Reference Asset on the Scheduled Trading Day means such price as calculated by Bloomberg L.P. and displayed on Bloomberg page “FCX UN <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on such Scheduled Trading Day; provided that if on a Valuation Date, Bloomberg does not calculate and report the VWAP on such day, the calculation agent shall calculate the VWAP on such day.

Adjusted Volume-Weighted Average Price:

With respect to the Reference Asset on any Scheduled Trading Day, the sum of:

•       the Volume-Weighted Average Price on such Scheduled Trading Day and

•       the Dividend Adjustment Amount on such Scheduled Trading Day.

Dividend Adjustment Amount:	As of any Scheduled Trading Day, the difference between the Actual Aggregate Adjusted Dividend and the Expected Aggregate Adjusted Dividend, in each case as of such Scheduled Trading Day, which difference may be positive, negative or zero.

Actual Aggregate Adjusted Dividend:

With respect to any Scheduled Trading Day, an amount calculated as follows:

•       if ex-dividend dates occur within the period from, but excluding, the Inception Date to, and including, such Scheduled Trading Day, the Actual Aggregate Adjusted Dividend shall be the sum of Adjusted Dividends corresponding to all such ex-dividend dates per share of the Reference Asset;

•       if no ex-dividend dates occur within the period from, but excluding, the Inception Date to, and including, such Scheduled Trading Day, the Actual Aggregate Adjusted Dividend shall be zero.

Expected Aggregate Adjusted Dividend:	With respect to any scheduled trading day, the sum of Expected Adjusted Dividend amounts corresponding to all expected ex-dividend dates within the period from, but excluding, the Inception Date to, and including, such Scheduled Trading Day. The Expected Adjusted Dividends for the Reference Asset during the term of the Notes are as follows:

Expected Ex-Dividend Date	Expected Adjusted Dividend	Expected Ex-Dividend Date	Expected Adjusted Dividend
July 10, 2014	USD 0.3125	April 16, 2018	USD 0.3125
October 16, 2014	USD 0.3125	July 16, 2018	USD 0.3125
January 15, 2015	USD 0.3125	October 15, 2018	USD 0.3125
April 16, 2015	USD 0.3125	January 14, 2019	USD 0.3125
July 16, 2015	USD 0.3125	April 15, 2019	USD 0.3125
October 15, 2015	USD 0.3125	July 15, 2019	USD 0.3125
January 14, 2016	USD 0.3125	October 14, 2019	USD 0.3125
April 14, 2016	USD 0.3125	January 14, 2020	USD 0.3125
July 14, 2016	USD 0.3125	April 14, 2020	USD 0.3125
October 13, 2016	USD 0.3125	July 14, 2020	USD 0.3125
January 12, 2017	USD 0.3125	October 14, 2020	USD 0.3125
April 13, 2017	USD 0.3125	January 14, 2021	USD 0.3125
July 13, 2017	USD 0.3125	April 14, 2021	USD 0.3125
October 12, 2017	USD 0.3125
January 18, 2018	USD 0.3125

The “Expected Adjusted Dividends” shown above are also referred to as the “Base Dividend” in the accompanying product supplement.

Adjusted Dividends:	In respect of an amount of a cash dividend declared per share of the Reference Asset, 100% of the amount of such declared dividend.

Multiplier:	The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in section entitled “Description of the Notes—Settlement value—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying product supplement.

Redemption at the Option of the Issuer:	On or after May 13, 2019, Barclays Bank PLC may, on not less than five Business Days prior written notice to the trustee, redeem the Notes in whole (but not in part) at a price equal to the greater of (a) $1,000 and (b) the Alternative Redemption Amount (calculated using the Settlement Value on the applicable Valuation Date). The scheduled date of redemption is referred to herein as the “Redemption Date”.

Repurchase at the Option of a Noteholder:

On any Business Day during the Repurchase Request Period, you may instruct Barclays Bank PLC to repurchase your Notes at a price equal to the Alternative Redemption Amount (calculated using the Settlement Value on the applicable Valuation Date) by e-mailing Barclays Bank PLC, and receiving confirmation of receipt from by us, before 4:00 p.m. New York time, at us.syndicate.ops@barcap.com and ussinglestock covera@barclays.com.

The “Repurchase Date” will be the fourth Business Day following the Business Day on which Barclays Bank PLC confirms receipt of your e-mail, unless payment is postponed because the applicable Valuation Date is postponed.

Repurchase Request Period:	The Repurchase Request Period shall commence on the Inception Date and shall terminate on the earlier of (a) the date on which the Issuer gives a notice of redemption to the trustee, as described above under “Redemption at the Option of the Issuer” or (b) May 10, 2021, which is the eighth scheduled Business Day prior to the stated Maturity Date.

Stock Settlement Option:

A Noteholder will have the option, subject to the conditions and limitations described herein, to receive shares of the Reference Asset (with fractional shares paid in cash) in lieu of cash at maturity or upon early redemption or repurchase. As more fully described under “Selected Purchase Considerations—Stock Settlement Option” in this pricing supplement, unless the Noteholder has made an effective election to exercise its stock settlement option, on the stated Maturity Date or any Repurchase Date or Redemption Date (as applicable) cash settlement shall apply. If a Noteholder has made an effective election to exercise its stock settlement option, Barclays Bank PLC will deliver to such Noteholder a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity or on the Repurchase Date or Redemption Date, as applicable, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

For additional information, conditions and restrictions, please see “Selected Purchase Considerations—Stock Settlement Option” in this pricing supplement

Listing:	The notes will not be listed on any exchange.

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

Business Days:	New York and London

Scheduled Trading Day	The term “Scheduled Trading Day”, with respect to the Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Business Day Convention:	Following; Unadjusted

Calculation Agent:	Barclays Bank PLC

CUSIP / ISIN	06741JS59 / US06741JS592

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Synthetic Convertible Product Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513296129/d570953d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Inception Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Inception Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Inception Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Inception Date for a temporary period expected to be approximately twelve months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples in the following table do not take into account any tax consequences from investing in the Notes and they make the following key assumptions:

•	Initial Value: $35.38142

•	Threshold Value: $41.3962614, which is 1170.00% of the Initial Value set forth above

•	The Dividend Adjustment Amount is zero with respect to each Scheduled Trading Day during the term of the Notes

•	The Notes have NOT been redeemed by us pursuant to the “Redemption at the Option of the Issuer” provisions described above

•	The Notes have NOT been repurchased upon the request of the investor pursuant to the “Repurchase at the Option of a Noteholder” provisions described above

•	You have NOT elected to exercise your stock settlement option at maturity or upon early redemption

Settlement Value on Final Valuation Date	Percentage Change from Initial Value to Settlement Value on Final Valuation Date	Alternative Redemption Amount	Payment at Maturity	Total Return on the Notes[1]	Return on a Direct Investment in the Reference Asset[2]
$53.0721	50.00%	$1,282.0513	$1,282.05	28.21%	74.73%
$49.5340	40.00%	$1,196.5812	$1,196.58	19.66%	64.73%
$45.9958	30.00%	$1,111.1111	$1,111.11	11.11%	54.73%
$42.4577	20.00%	$1,025.6410	$1,025.64	2.56%	44.73%
$41.3962614	17.00%	$1,000.0000	$1,000.00	0.00%	41.73%
$38.9196	10.00%	$940.1709	$1,000.00	0.00%	34.73%
$37.1505	5.00%	$897.4359	$1,000.00	0.00%	29.73%
$35.3814	0.00%	$854.7009	$1,000.00	0.00%	24.73%
$33.6123	-5.00%	$811.9658	$1,000.00	0.00%	19.73%
$31.8433	-10.00%	$769.2308	$1,000.00	0.00%	14.73%
$28.3051	-20.00%	$683.7607	$1,000.00	0.00%	4.73%
$24.7670	-30.00%	$598.2906	$1,000.00	0.00%	-5.27%
$21.2289	-40.00%	$512.8205	$1,000.00	0.00%	-15.27%
$17.6907	-50.00%	$427.3504	$1,000.00	0.00%	-25.27%
$14.1526	-60.00%	$341.8803	$1,000.00	0.00%	-35.27%
$10.6144	-70.00%	$256.4103	$1,000.00	0.00%	-45.27%
$7.0763	-80.00%	$170.9402	$1,000.00	0.00%	-55.27%
$3.5381	-90.00%	$85.4701	$1,000.00	0.00%	-65.27%
$0.0000	-100.00%	$0.0000	$1,000.00	0.00%	-75.27%

[1]	Per $1,000 principal amount Note.
[2]	The total returns on a direct investment in the Reference Asset represents the performance of the Reference Asset from the Initial Value to the Settlement Value, and assumes that an investor received Adjusted Dividends as set forth under “Expected Aggregate Adjusted Dividends” on the cover page of this pricing supplement. Because the Settlement Value on the Final Valuation Date will be based on the VWAP such date, rather than the closing price per share, the returns shown in this column may not represent the returns that would have been earned by an investor that purchased shares of the Reference Asset at the Initial Value and sold such shares at the closing price of the common stock on the Final Valuation Date.

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Settlement Value on the Final Valuation Date is $38.9196, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $38.9196/$41.3962614 or $940.1709.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment at maturity $1,000 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Maturity Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the Final Valuation Date.

Accordingly, if you held one note, you would receive on the stated maturity date 25 shares of the Reference Asset and $27.01 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Maturity Date in total 1,861,144 shares of the Reference Asset plus $19.98 in cash.

Example 2: The Settlement Value on the Final Valuation Date is $28.3051, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $28.3051/ $41.3962614 or $683.7607.

If you were to elect your stock settlement option, you would receive on the Maturity Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the Final Valuation Date.

Accordingly, if you held one note, you would receive on the stated maturity date 35 shares of the Reference Asset and $9.32 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Maturity Date in total 2,559,079 shares of the Reference Asset plus $13.00 in cash.

Example 3: The Settlement Value on the Final Valuation Date is $49.5340, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $49.5340/$41.3962614, or $1,196.5812.

Because the Alternative Redemption Amount is greater than $1,000, the investor receives a payment at maturity equal to the Alternative Redemption Amount, or $1,196.5812 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Maturity Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the Final Valuation Date.

Accordingly, if you held one note, you would receive on the stated maturity date 24 shares of the Reference Asset and $7.77 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Maturity Date in total 1,749,795 shares of the Reference Asset plus $13.69 in cash.

Hypothetical Examples of Amounts Payable at Upon Redemption by the Issuer

The following examples illustrate the payment that an investor would receive upon a redemption of the Notes by the Issuer, as described above. These examples are based upon the Initial Value of $35.38142 and the Threshold Value of $41.3962614, each as described above under “Hypothetical Examples of Amounts Payable at Maturity”, and further assume that the Notes have not been repurchased at the request of the Noteholder. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes.

Example 4: The Settlement Value on the applicable Valuation Date is $38.9196, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $38.9196/$41.3962614 or $940.1709.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment on the Redemption Date of $1,000 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Redemption Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one note, you would receive on the Redemption Date 25 shares of the Reference Asset and $27.01 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Redemption Date in total 1,861,144 shares of the Reference Asset plus $19.98 in cash.

Example 5: The Settlement Value on the applicable Valuation Date is $28.3051, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $28.3051/ $41.3962614 or $683.76.

Because the Alternative Redemption Amount is less than $1,000, the investor receives a payment on the Redemption Date of $1,000 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Redemption Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one note, you would receive on the Redemption Date 35 shares of the Reference Asset and $9.32 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Redemption Date in total 2,559,079 shares of the Reference Asset plus $13.00 in cash.

Example 6: The Settlement Value on the applicable Valuation Date is $49.5340, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $49.5340/$41.3962614, or $1,196.5812.

Because the Alternative Redemption Amount is greater than $1,000, the investor receives a payment on the Redemption Date equal to the Alternative Redemption Amount, or $1,196.5812 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Redemption Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one note, you would receive on the Redemption Date 24 shares of the Reference Asset and $7.77 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Redemption Date in total 1,749,795 shares of the Reference Asset plus $13.69 in cash.

Hypothetical Examples of Amounts Payable at Upon a Repurchase at the Option of a Noteholder

The following examples illustrate the payment that a Noteholder would receive upon a repurchase by the Issuer at the Noteholder’s option, as described above. These examples are based upon the Initial Value of $35.38142 and the Threshold Value of $41.3962614, each as described above under “Hypothetical Examples of Amounts Payable at Maturity”, and further assume that the Notes have not been previously redeemed at the option of the Issuer. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes.

Example 7: The Settlement Value on the applicable Valuation Date is $38.9196, which is greater than the Initial Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $38.9196/$41.3962614 or $940.1709.

Accordingly, the investor receives a payment of $940.1709 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Repurchase Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one note, you would receive on the Repurchase Date 24 shares of the Reference Asset and $6.10 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Repurchase Date in total 1,749,793 shares of the Reference Asset plus $35.50 in cash.

Example 8: The Settlement Value on the applicable Valuation Date is $28.3051, which is less than the Initial Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $28.3051/ $41.3962614 or $683.7607.

Accordingly, the investor receives a payment of $683.7607 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Repurchase Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one note, you would receive on the Repurchase Date 24 shares of the Reference Asset and $4.44 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,345 notes, you would receive on the Repurchase Date in total 1,749,797 shares of the Reference Asset plus $27.24 in cash.

Example 9: The Settlement Value on the Final Valuation Date is $49.5340, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $49.5340/$41.3962614, or $1,196.5812.

Accordingly, the investor receives a payment of $1,196.5812 per $1,000 principal amount Note that they hold.

If you were to elect your stock settlement option, you would receive on the Repurchase Date a number of shares of the Reference Asset equal to (1) the total cash value of payment due on such date based on the number of notes you own, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

Accordingly, if you held one note, you would receive on the Repurchase Date 24 shares of the Reference Asset and $7.77 in cash. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 72,435 notes, you would receive on the Repurchase Date in total 1,749,795 shares of the Reference Asset plus $13.69 in cash.

Selected Purchase Considerations

•	Market Disruption Events—Any Valuation Date, including the Final Valuation Date, the Maturity Date and the payment at maturity are subject to postponement in the event of a Market Disruption Event. If a Market Disruption Event occurs on any Valuation Date, including the Final Valuation Date, as set forth in this document, such Valuation Date will be postponed until the next Scheduled Trading Day on which no Market Disruption Event occurs or is continuing; provided, however, if a Market Disruption Event occurs or is continuing on each of the eight Scheduled Trading Days following the originally scheduled Valuation Date, then (a) that eighth Scheduled Trading Day shall be deemed to be the Valuation Date and (b) the Calculation Agent shall determine the VWAP of the Reference Asset for that eighth Scheduled Trading Day based upon its good faith estimate of the VWAP on such day.

For a description of what constitutes a Market Disruption Event with respect to the Reference Asset, please see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to eight Scheduled Trading Days due to the occurrence or continuance of a Market Disruption Event on such date. In such a case, the Maturity Date will be postponed by the same number of Business Days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date. No interest will accrue on the Notes as a result of any postponement of a Redemption Date or Repurchase Date or the Maturity Date, as applicable.

•	Adjustments to the Reference Asset and the Notes—The Reference Asset and the Multiplier (which is initially 1.0) will be subject to adjustment in certain circumstances, as described under “Description of the Notes—Settlement value—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying product supplement and “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, if a Reorganization Event or Additional Adjustment Event (each as defined in the prospectus supplement) occurs that would otherwise obligate the Calculation Agent to accelerate the maturity of the Notes, the Calculation Agent calculation shall instead adjust any variable of the Notes in a commercially reasonable manner (including, without limitation, the methodology used to calculate the Alternative Redemption Amount) that the Calculation Agent determines appropriate to account for the Reorganization Event or Additional Adjustment Event, as applicable.

•	Stock Settlement Option—As described on the cover page of this pricing supplement, you may elect to exercise your stock settlement option on a Redemption Date, a Repurchase Date or the Maturity Date, as applicable. If you have elected to exercise your stock settlement option, on the Maturity Date or any Repurchase Date or Redemption Date, Barclays Bank PLC will deliver to you a number of shares of the Reference Asset equal to (1) the total cash value of payment due at maturity or on the Repurchase Date or Redemption Date, as applicable, divided by (2) the VWAP of the Reference Asset on the relevant Valuation Date.

If the calculation above results in a fractional share, Barclays Bank PLC will also pay cash to you in an amount equal to such fractional share amount times the VWAP of the Reference Asset on the applicable Valuation Date.

In order to make a valid exercise of your stock settlement option in respect of a Repurchase Date, your repurchase instructions to us (as described on the cover page of this pricing supplement under “Repurchase at the Option of a Noteholder) must indicate that you are electing to exercise your stock settlement option, and we must acknowledge in our confirmation of receipt of your repurchase instructions that we also acknowledge such election to exercise your stock settlement option. In order to make a valid exercise of your stock settlement option in respect of a Redemption Date or the Maturity Date, you must notify us of such election by e-mailing us.syndicate.ops@barclays.com and ussinglestockcovera@barclays.com and receive confirmation of receipt from us, before 4:00 p.m., New York time, on the date that is one Business Day prior to the applicable Valuation Date. Your election to exercise such stock settlement option will not be effective unless and until you receive such confirmation from us.

Notwithstanding the foregoing, if Barclays Bank PLC determines that, due to an event beyond our control, it is impossible, impracticable (including if unduly burdensome) or illegal for us to deliver shares of the Reference Asset to you, we will pay in cash the amount payable on the Maturity Date, Redemption Date or Repurchase Date (as applicable) as if you had not elected to exercise your stock settlement option.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until redemption, repurchase or maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to redemption, repurchase or maturity and is neither a prediction nor a guarantee of what the actual yield will be. You will recognize gain or loss at maturity equal to the difference between the projected amount of the payment at maturity (based on accrual at such comparable yield) and the actual amount of the payment ultimately received. In addition, any gain you may recognize on the sale, redemption, repurchase or maturity of the Notes will be taxed as ordinary interest income and any loss you may recognize on the sale, redemption, repurchase or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your Notes) that provide for an early redemption right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your Notes (and we intend to make the computation in such a manner) based on the assumption that your Notes will remain outstanding until the stated maturity date.

If you receive shares of the Reference Asset upon the redemption, repurchase or maturity of your Notes, you will be deemed to receive a final payment on the Notes equal to the then fair market value of the shares you receive, plus the amount of cash (if any) received in lieu of fractional shares. Your tax basis in such shares will equal the then-current fair market value of such shares. Your holding period for such shares will begin on the day following the redemption, repurchase or maturity of your Notes.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Supplemental Material Tax Considerations” in synthetic convertible product supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the product supplement, including the risk factors discussed under the following headings in the prospectus supplement:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting from Full Principal Protection”;

•	“Risk Factors—Additional risks Relating to Notes Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Notes Treated For U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”.

In addition to the risk factors set forth in the sections of the prospectus supplement noted above, you are urged to read carefully the risk factors set forth under “Risk Factors” in the accompanying synthetic convertible notes product supplement. You should also consider the following:

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Market Disruption Events—If a Market Disruption Event occurs on a day that would otherwise be the Valuation Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Market Disruption Event, for up to eight Scheduled Trading Days. As the payment at maturity or repurchase or redemption is a function of, among other things, the settlement value of the Reference Asset, the postponement of a Valuation Date may result in the application of a different Settlement Value, and, accordingly, decrease the payment you receive at maturity or upon repurchase or redemption.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes may be called by the Issuer at its discretion and without your consent, as described above under “Early Redemption at the Option of the Issuer”. In such an event, you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue or be payable after the Redemption Date. The ability of the Issuer to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	The Payment that You Receive on the Maturity Date or on a Redemption Date will Only Reflect Any Appreciation of the Reference Asset to the Extent that the Settlement Value on the Applicable Valuation Date Exceeds the Threshold Value—Unless the Settlement Value on the applicable Valuation Date exceeds the Threshold Value, you will not earn any positive return on your Notes. If the Settlement Value on the applicable Valuation Date (in the case of a redemption at the option of the Issuer) or on the Final Valuation Date (in the event that the Notes have not been redeemed or repurchased prior to maturity) is not greater than the Threshold Value, the investor’s payment per $1,000 principal amount Note on the Redemption Date or Maturity Date, as applicable, will be limited to $1,000. Accordingly, you may not receive any payments in excess of the principal amount of your Notes, even if the price of the Reference Asset appreciates from the Initial Value to the Settlement Value on the applicable Valuation Date.

•

If You Request that We Repurchase Your Notes, You Will Receive Less Than the Principal Amount of Your Notes Unless the Settlement Value on the Applicable Valuation Date Exceeds or Equals the Threshold Value—If you request that we repurchase your Notes, the payment that you receive on the

Repurchase Date will be based on the Alternative Redemption Amount. The Alternative Redemption Amount, as described elsewhere in this pricing supplement, is equal to (a) $1,000 times (b) the Settlement Value on the applicable Valuation Date divided by the Threshold Value. Accordingly, if you request that we repurchase your Notes, and if the Settlement Value on the applicable Valuation Date is less than the Threshold Value, the Alternative Redemption Amount will be less than $1,000 and the payment that you receive on the Repurchase Date will be less than the principal amount of your Notes.

•	If you Request that we Repurchase your Notes, the Valuation Date will not Occur Until After the Date on Which Your Request Becomes Effective—You may instruct Barclays Bank PLC to repurchase your Notes by following the procedures set forth above under “Repurchase at the Option of a Noteholder”. The payment that you will receive on the related Repurchase Date will be based on the Alternative Redemption Amount, calculated based on the Settlement Value on the relevant Valuation Date. Because the Repurchase Date will be the fourth Business Day following the date on which we confirm receipt of your repurchase request, and because the Valuation Date will be the third Business Day prior to the Repurchase Date, we expect that the relevant Valuation Date will not occur until the Business Day after the date on which we confirm receipt of your request to repurchase the Notes.

If the price of the Reference Asset were to decline between the date on which you made your repurchase request and the relevant Valuation Date, the payment that you will receive on the Repurchase Date will be less, and may be significantly less, than it would have been had the Valuation Date occurred on the date on which you made your repurchase request. More specifically, as noted above, the amount that you receive on a Repurchase Date will be less than the principal amount per Note unless the Settlement Value on the applicable Valuation Date is greater than or equal to the Threshold Value. If the price of the Reference Asset falls between the date on which you requested that we repurchase your Notes and the related Valuation Date such that the Settlement Value on the Valuation Date is less than the Threshold Value, the amount that you receive on the Repurchase Date will be less than the principal amount of your Notes, which would not have been the case had the payment on the Repurchase Date been based on the price of the Reference Asset prior to such drop.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings

Information Regarding the Reference Asset

According to publicly available information, Freeport McMoRan Copper & Gold Inc. (the “Company”) is a copper, gold and molybdenum mining company. The Company primarily mines for copper and owns mining interests in Chile and Indonesia. The Company is also involved in smelting and refining of copper concentrates.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11307-01, or its CIK Code: 0000831259. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “FCX”.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter closing prices, of the common stock of Freeport McMoRan Copper & Gold Inc. during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	$53.29	$38.58	$48.11
June 30, 2008	$62.93	$48.82	$58.60
September 30, 2008	$57.78	$26.61	$28.43
December 31, 2008	$26.48	$8.40	$12.22
March 31, 2009	$21.53	$11.07	$19.06
June 30, 2009	$30.21	$19.14	$25.06
September 30, 2009	$36.58	$22.50	$34.31
December 31, 2009	$43.66	$32.70	$40.15
March 31, 2010	$44.05	$33.35	$41.77
June 30, 2010	$43.67	$29.33	$29.57
September 30, 2010	$43.52	$29.09	$42.70
December 31, 2010	$60.05	$43.62	$60.05
March 31, 2011	$60.92	$47.79	$55.55
June 30, 2011	$57.44	$46.83	$52.90
September 30, 2011	$56.30	$30.45	$30.45
December 31, 2011	$42.80	$29.87	$36.79
March 31, 2012	$46.73	$37.36	$38.04
June 30, 2012	$39.11	$31.60	$34.07
September 30, 2012	$42.64	$31.43	$39.58
December 31, 2012	$42.43	$30.81	$34.20
March 31, 2013	$36.09	$31.40	$33.10
June 30, 2013	$33.76	$26.82	$27.61
September 30, 2013	$34.60	$27.34	$33.08
December 31, 2013	$37.74	$32.88	$37.74
March 31, 2014	$37.63	$30.64	$33.07
May 13, 2014*	$35.56	$32.56	$35.56

*	For the period commencing April 1, 2014 and ending on May 13, 2014

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.